                                                                   EXHIBIT 3.157

                                                         FILING FEE $125.00 T.N.
                                                         RECEIPT #C-86560
                                                         UHAUL INTERNATIONAL
                                                         2727 N. CENTRAL AVENUE
                                                         PHOENIX, AZ. 85036-1502

                            ARTICLES OF INCORPORATION

                                       OF

                         U-HAUL SELF-STORAGE CORPORATION

         KNOW ALL MEN BY THESE PRESENTS: That I, the undersigned, for the purpose of forming a corporation under the laws of Nevada, do certify:

                                    ARTICLE I

         The name of the corporation is U-Haul Self-Storage Corporation.

                                   ARTICLE II

         The nature of the business and the objects and purposes to be transacted, promoted, or carried on by the corporation are to be limited solely as follows:

         (a) to acquire, own, hold, transfer, sell, assign and pledge, loans secured by real property (Mortgage Loans"), interests in, or interests in pools of, monies due or to become due under Mortgage Loans elated insurance policies, and any proceeds or further rights associated with any of the foregoing (such Mortgage Loans, interests, monies, insurance policies, proceeds, and other rights being referred to collectively as the "Assets");

         (b) to borrow money to facilitate any activity authorized herein subject always to the terms of subsection (c) below, which borrowing may be (i) an unsecured borrowing or (ii) secured by a pledge or grant of a security interest in the Mortgage Loans and/or the other Assets;

         (c) to issue and sell from time to time one or more series of certificates, bonds, notes and other securities and to incur other indebtedness, including, without limitation, certificates representing interests in trusts formed by the Corporation (collectively the "Securities"), which Securities shall either be rated at least "AA" (or its equivalent) by one or more nationally recognized rating agencies (the "Rated Securities") or shall (i) be fully subordinated to the Corporation's Rated Securities with respect to the specific collateral securing or the designated assets underlying the Rated Securities, (ii) be nonrecourse to the Corporation and (iii) not constitute a claim against the corporations to the extent that funds are insufficient to pay such Securities and to pay principal and interest thereon in accordance with the terms thereof;

         (d) to use the proceeds of the sale of Securities and of the transfer, sale, assignment or pledge of Assets (i) to acquire Assets or (ii) to make loans to entities which may be affiliated with the Corporation or to make dividend payments to the extent permitted by law;

         (e) to invest cash balances from time to time as provided in any agreement or similar document that the corporation may be a party to in connection with the issuance of Securities or any other transaction permitted by this Article Second;

         (f) to make deposits of money in bank accounts and to grant security interests in such deposits for its own benefit or the benefit of others in connection with any transaction permitted by this Article Second and to purchase or otherwise acquire securities evidencing ownership of, or other interest in, assets securitized by third parties, which securities have a rating of at least "AA" (or its equivalent) by one or more nationally recognized rating agencies and to grant security interests in such securities in connection with any transactions permitted by this Article Second; and

         (g) to engage in any activity, enter into any agreement, undertaking, contract, indenture, assignment, security agreement or certificate, appoint any underwriter, agent or dealer with respect to the Securities or any other transaction permitted by this Article Second and to exercise any powers permitted to corporations organized under the General Corporation Law of the State of Nevada that are Incidental to the foregoing or necessary, suitable or convenient to accomplish the foregoing.

         The limitations on the Corporation's business and investment activities as set out in this Article Second may not be altered except upon the vote of the holders of 100% of the outstanding common stock and the unanimous affirmative vote of all the directors of the Corporation.

                                   ARTICLE III

         At all times, at least two of the directors and one of the executive officers of the Corporation (or two persons, one of whom is serving as both a director and an executive officer of the corporation) will not be a director, officer or employee of any direct or ultimate parent, or affiliate of the parent, of the Corporation (respectively, the "Independent Directors" and the "Independent Officer").

                                   ARTICLE IV

         In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                    ARTICLE V

         The Corporation shall not commingle any of its assets with the assets of any other entity or person except that there may be a commingling of payments with respect to Mortgage Loans and proceeds of sales by or on behalf of the Corporation for a limited period of time after receipt of such payments and proceeds. The Corporation shall maintain its financial and accounting books and records separate from those of any other entity or person. The Corporation shall pay from its assets all obligations and indebtedness of any kind incurred by the Corporation, and shall not pay from its assets any obligations or indebtedness of any other entity or person. The corporation will at all times conduct its business from an office separate from that of its parent.

                                   ARTICLE VI

         Without the prior consent of the Independent Directors and the Independent Officer, and the unanimous affirmative vote of all of its directors, the Corporation shall not (i) amend Article Second, Third, Fifth, Sixth or Twelth of these Articles of Incorporation; (ii) institute proceedings to be adjudicated bankrupt or insolvent, or proceedings against it, or file a petition or consent to a petition seeking reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation, or a substantial part of its property, or make any assignment for the benefit of creditors, or except as required by law, admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action; (iii) merge or consolidate with or into any other entity, or convey or transfer all or substantially all of its properties and assets to any other entity; (iv) incur, assume or guarantee any indebtedness for borrowed money or for the deferred purchase price of goods or services except as specifically provided herein; or
(v) engage in any other action that would cause the separate identity of the Corporation and any other legal person, including, without limitation, any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity (a "Person") to be disregarded, or would cause the assets of the Corporation to be consolidated with those of any other Person under applicable Federal or state bankruptcy or insolvency law.

                                   ARTICLE VII

         The corporation shall have authority to issue 1,000 shares of Common stock at $1.00 par value per share.

                                  ARTICLE VIII

         The initial Board of Directors will consist of three (3) directors. The persons who are to serve as Directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

         Donald Wm. Murney, 2721 N. Central Ave., Phoenix, AZ 85004

         William T. Sellner, 2721 N. Central Ave., Phoenix, AZ 85004

         Richard L. Vogel, 2721 N. Central Ave., Phoenix, AZ 85004

                                   ARTICLE IX

         The name and address of the incorporator is:

         Gary V. Klinefelter, 2721 N. Central Ave., Phoenix, AZ 85004

                                    ARTICLE X

         The period of existence of the corporation shall be perpetual.

                                   ARTICLE XI

         The corporation shall indemnify, to the fullest extent authorized or permitted by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), any person made, or threatened to be made, a defendant or witness to any threatened, pending or completed action, suit, or proceeding (whether civil, criminal, administrative, investigative or otherwise) by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the corporation or by reason of the fact that such director or officer, at the request of the corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. Nothing contained herein shall diminish any rights to indemnification to which employees or agents other than directors or officers may be entitled by law, and the corporation may indemnify such employees and agents to the fullest extent and in the manner permitted by law. The rights to indemnification set forth in this Article XI shall not be exclusive of any other rights to which any person may be entitled under any statute, provision of the Articles of Incorporation, bylaw, agreement, contract, vote of shareholders or directors, otherwise.

In furtherance and not in limitation of the powers conferred by statute:

         l. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is serving in any capacity, at the request of the corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability or expense incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability or expense under the provisions of law; and

         2. The corporation may create a trust fund, grant a security interest or lien on any assets of the corporation and/or use other means (including, without limitation, letters of credit, guaranties, surety bonds and/or other similar arrangements), and enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

                                   ARTICLE XII

         No director or officer shall be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except the liability of a director or officer shall not be limited or eliminated for:

         (a) Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

         (b) The payment of distribution in violation of Nevada Revised Statutes 78.300.

                                  ARTICLE XIII

         The name and address of the registered agent for this corporation is The Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501

IN WITNESS WHEREOF, I the aforementioned incorporator have signed the Articles of Incorporation this 12th day of August, 1993.

                                               /s/ Gary V. Klinefelter
                                               ---------------------------------
                                               Gary V. Klinefelter, Incorporator

STATE OF ARIZONA   )
                   ) SS.
COUNTY OF MARICOPA )

         On this 12th day of August, 1993, before me personally came Gary V. Klinefelter to me known, who being by me duly sworn, did depose and say that he resides at 2721 North Central Avenue, Phoenix, Arizona 85004, that he is the person whose name is subscribed to the within Articles of Incorporation, and that he executed the same.

                                                [ILLEGIBLE]